As filed with the Securities and Exchange Commission on May 4, 2012 Registration No. 333-180977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in charter)

Delaware

(State or jurisdiction of incorporation or organization)

95-4557538

(I.R.S. Employer Identification No.)

Schiphol Boulevard 249

1118 BH Schiphol

The Netherlands

31 20 6535916

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Steven van der Velden

c/o Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, New York 10010

Attn: Barry I. Grossman, Esq.

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Sarah E. Williams, Esq.

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

(212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
CoCommon Stock, $0.00001 Par Value Per Share	7,586,207 Shares(1)	$2.22 (2)	$16,841,379	$1,930	(3)

(1)	This registration statement is being used to register for resale of up to 7,586,207 shares of common stock, which is the number of Reserved Shares (as defined below in “Recent Developments – March 2012 Private Placement”). These shares include (i) the maximum number of shares initially issuable upon conversion of the Convertible Notes (as defined below); (ii) additional number of shares which the Registrant may, at its option and subject to certain conditions, issue in lieu of cash interest payment under the Convertible Notes; and (iii) additional number of shares issuable pursuant to adjustment of the conversion price under the terms of the Convertible Notes. This registration statement shall also cover an indeterminate number of additional shares that may become issuable by virtue of any stock split, dividend or other distribution, recapitalization or similar event in accordance with Rule 416. The registrant will not receive any proceeds from the sale of common stock by the selling security holders.

(2)	Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant’s common stock as reported by the NYSE Amex on April 23, 2012, which date is within five business days prior to the initial filing of this registration statement.

(3)	Previously paid

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333- 180977) of Elephant Talk Communications Corp. is (1) to include, by incorporation of reference, Amendment No. 1 and Amendment No. 2 to our annual report on Form 10-K filed on April 30, 2012 and May 3, 2012, respectively; (2) to clarify Mr. Mark Nije’s position as the Principal Financial Officer on the signature page and, (3) to refile Exhibit 23.1. No other changes have been made to the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY ●, 2012

PROSPECTUS

7,586,207 Shares of

Common Stock

The selling stockholders, including their transferees, pledgees, donees or successors, listed on page 18 of this prospectus may, from time to time, use this prospectus to sell from time to time, an aggregate of up to 7,586,207 shares of our common stock, referred as the “offered shares”, in the amount and at the time determined solely by the selling stockholders.  All of the offered shares are issuable, or may in the future become issuable, in connection with a private placement of certain 8% senior secured convertible notes (individually the “Convertible Note” or “Note”, or collectively the “Convertible Notes” or the “Notes”) issued on March 30, 2012 with an original principal amount of $8,800,000 (the “Private Placement”).  The shares of common stock being offered for resale by the selling stockholders pursuant to this prospectus include: shares of common stock which may be issued to selling stockholders as  a result of conversion of the Convertible Notes; shares of common stock which may be issued in lieu of monthly interest and principal amortization payments on the Convertible Notes; and additional shares of common stock that may be issued to the selling stockholders as a result of conversion price anti-dilution adjustments applicable to the Convertible Notes.

This prospectus relates to the sale of an aggregate of up to 7,586,207 shares of our common stock, $0.00001 par value per share, issuable to the selling security holders identified in this prospectus upon conversion of certain senior secured convertible notes issued in the private placement.

The selling security holders may sell their shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of common stock by the selling security holders.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. We are paying the cost of registering the shares of our common stock covered by this prospectus as well as various related expenses. The selling security holders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares of our common stock.

Our common stock is traded on the NYSE Amex under the symbol “ETAK.” On April 23, 2012, the closing sale price of our common stock on the NYSE Amex was $2.22 per share.

Investment in our common stock involves risks. See “Risk Factors” starting from page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2012.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our common stock. All references in this prospectus to “Elephant Talk,” “we,” “we,” “us” or “our” mean Elephant Talk Communications Corp., unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus, together with any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to or incorporated by reference in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and related releases issued by the U.S. Securities and Exchange Commission, or SEC, and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus or our other filings with the SEC include, but are not necessarily limited to, those relating to:

• risks and uncertainties associated with the integration of the assets and operations we have acquired and may acquire in the future;

• our possible inability to raise or generate additional funds that will be necessary to continue and expand our operations;

• our potential lack of revenue growth;

• our potential inability to add new products and services that will be necessary to generate increased sales;

• our potential lack of cash flows;

• our potential loss of key personnel;

• the availability of qualified personnel;

• international, national regional and local economic political changes;

• general economic and market conditions;

• increases in operating expenses associated with the growth of our operations;

• the possibility of telecommunications rate changes and technological changes;

• the potential for increased competition; and

• other unanticipated factors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” in our reports filed with the SEC or in a prospectus supplement related to this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout (or incorporated by reference in) this prospectus.

SUMMARY

Our Company

We are an international provider of business software and services to the telecommunications and financial services industry. We enable both mobile carriers and virtual operators to offer a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investments from clients. We provide global telecommunication companies, mobile network operators, banks, supermarkets, consumer product companies, media firms, and other businesses a full suite of products and services that enables them to fully provide telecom services as part of their business offerings. We offer various dynamic products that include remote health care, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services.

Converged telecommunication services – full vendor MVNE (Mobile Virtual Network Enabler) solutions.

We are a niche player in the converged telecommunications market, providing traffic and network services as a licensed operator, and specializing in carrier grade mobile enabling platforms to provide outsourced solutions to the various players in the telecommunications’ value chain, including MNOs (Mobile Network Operators like ATT, Verizon, Sprint, Vodafone, T-Mobile, America Movil, etc), MVNOs (Mobile Virtual Network Operators like TracFone, Virgin Mobile, Simple Mobile, Lebara, LycaMobile, etc) and non-operator companies (like banks, supermarkets, and utility, car, health maintenance and insurance companies), in need of both mobile as well as specialized land-line telecommunication services. In this value chain we position ourselves as a vendor that can act as a one-stop solutions provider as a Full Mobile Virtual Network Enabler, including also customized mobile services such as our network integrated ValidSoft security and fraud prevention solutions.

Landline network outsourcing services

Through our fixed line telecom infrastructure and our centrally operated and managed company owned IN-CRM-Billing platform, we also provide traditional telecom services like Carrier Select and Carrier Pre-Select Services, Toll Free and Premium Rate Services to the business

ValidSoft – Fraud Prevention and Security Software Solutions

ValidSoft is a subsidiary of Elephant Talk Communications Corp. and is a thought and technology leader in providing solutions to counter electronic fraud relating to credit and debit card, the internet, and telephone channels. ValidSoft's solutions are at the cutting edge of the market and are used to verify the authenticity of both parties to a transaction (Mutual Authentication), and the integrity of the transaction itself (Transaction Verification) for the mass market, in a highly cost effective and secure manner, yet easy to use and intuitive.

As the banking and payment world begin to converge onto smart telecommunications-based devices, the ValidSoft integrated security platform, built solely on a real-time zero client-footprint model, allows organizations to leverage these convergence devices to provide visible and invisible security layers for all transaction channels, while also providing protection where the device itself is the channel.

This integrated platform, using proprietary technologies including Out-of-Band authentication and transaction verification, Proximity Correlation Logic, Pseudo Device Theft detection and biometric voice verification, allows organizations to protect all of their customer transaction channels within a single platform. This combination of technologies provides solutions from simply detecting SIM Swap fraud through to the world’s first commercially available Four-factor authentication solution. Internet banking, M-banking, Mobile Wallet, Mobile Payments, Card-present, card-not-present, NFC, citizen online services and more are all supported through either one or more of these integrated telecommunications-based techniques.

Elephant Talk Communications, Inc., a California corporation, was formed in 2001 as a result of a merger between Staruna Corporation (USA, 1962) and Elephant Talk Limited (Hong Kong, 1994). In September, 2011, Elephant Talk Communications, Inc. merged into Elephant Talk Communications Corp., a Delaware corporation. Elephant Talk Communications, Inc. ceased its existence as a result of the reincorporation and Elephant Talk Communications Corp. became the surviving corporation and continued to operate the business of the Company as it existed prior to the reincorporation. Our European executive office is located at Schiphol Boulevard 249, 1118 BH Luchthaven Schiphol, the Netherlands and our U.S. executive office is located at 19103 Centre Rose Boulevard, Lutz, Florida 33558. Our telephone number is (813) 582-9050. Our website address is www.elephanttalk.com. The information on our website is not part of this prospectus.

Recent Developments - March 2012 Private Placement

General

On March 30, 2012, we consummated a private placement of certain senior secured convertible notes (the “Convertible Notes” or “Notes”) in the principal amount of $8,800,000 to five accredited investors (the “Holders”) pursuant to a Securities Purchase Agreement on the terms set forth below. We received gross proceeds of $8,000,000, after the $800,000 original issue discount. In connection with the Private Placement, we entered into the following transaction agreements: a Security Purchase Agreement (the “SPA”), the Convertible Notes, the Escrow Agreements, the Security Agreement, the Subsidiary Guaranty Agreement, the Voting Agreement and the Registration Rights Agreement.

The Convertible Notes bear an annual interest rate of 8% of the principal amount and mature on May 1, 2014. The monthly installment payments (constituting interest and amortization) in the aggregate amount of $ 2,273,718 for the first year were reserved to ensure payment of the monthly installments. We can elect, on a monthly basis, to pay the full installment amount or parts thereof in our common stock at an amount equal to 90% of the average of the five lowest volume weighted average prices (“VWAP|”) of the common stock during the twenty (20) trading days immediately prior to such installment on the trading day payment date. The remaining amount of $5,726,282 was made available to us immediately at closing of the transaction. In the first year, if we elect to pay a monthly installment in common stock, the equivalent cash installment amount will be released from the escrow to us.

The Convertible Notes are convertible at the option of the Holders into our common stock at a fixed conversion price of $2.61 (the “Fixed Conversion Price”), which equals to 115% of the trailing 30 day closing price prior to closing of the transaction. Twelve months after the issuance date, the Notes are automatically convertible at the Fixed Conversion Price, if the price of our common stock, for any consecutive 30 days, close at or above 150% of the Fixed Conversion Price.

Negative Covenant

According to the terms of the Securities Purchase Agreement we are subject to the following negative covenants: (i) not to create any pledge, mortgage or other grant of security interest on any of its assets without the Holders’ prior written consent; (ii) not to create or assume any indebtedness that is senior to the Notes without the Holders’ prior written consent; (iii) not to guarantee any indebtedness of any of our subsidiaries or any other person with certain exceptions; (iv) not to declare or make any restricted payments, which include, among other things, dividend or distribution on any class of our capital stock.

Events of Default

According to the terms of the Convertible Notes, the following events, among other things, may be deemed as or result in an event of default:

•	Suspension of trading for a period of 5 days or for more than an aggregate of 10 days in any 365-day period;
•	Failure to deliver the required number of shares of common stock within 3 days after an applicable conversion date;
•	Failure to pay any amount of principal, interest, and/or late charges when and as due under the Convertible Notes, including failure to pay any redemption payments;
•	The Company or any of its subsidiaries which is a party to the Security Agreement and Subsidiary Guaranty Agreement defaults on any indebtedness as defined in the SPA;
•	Failure to hold a special shareholders meeting to approve the issuance in full of all conversion shares and stock payment shares in according to the NYSE Amex rules within the required period;

If an event of default occurs, the Holder may declare all of the then outstanding principal of the affected Note and all other Notes held by the Holder, including any interest and unpaid late charges, to be due and payable immediately with certain exceptions. In the event of such acceleration, the amount due and owing to the Holder shall be 110% of the outstanding principal held by the Holder. In addition, such acceleration triggers default under the Security Agreement, as a result of which, the Holder may foreclose on our subsidiaries’ assets.

In the event we (in partnership with Adeptra), within 60 days from the closing date of the Private Placement, fail to announce that we have entered into a contract with one of the ten largest international financial institutions to provide SIM swapping fraud detection and prevention services to such financial institution in which the Company will receive certain requisite amount of net compensation (the “Launch Failure”), the Holders may declare all of the then outstanding principal amount of the Note to be due and payable immediately. In addition, in the event of a Launch Failure, the Holders may convert the Notes into our common stock at the lowest of (a) the Fixed Conversion Price in effect prior to such failure, (b) 90% of the average of the 5 lowest VWAPs for the 20 days prior to that day (c) 90% of the lowest reported trade price for the common stock as reported by Bloomberg on such date. Upon occurrence of a Launch Failure, the Company has the option to redeem a portion or the entire outstanding amount of the Convertible Notes at a redemption price of 100% thereof.

Reserved Shares and Other Limitations

We are required to initially reserve a number of common stock equal to 225% of the entire principal amount of the Notes at the Fixed Conversion Price (the “Reserved Shares”). The Notes include certain beneficial ownership limitations applicable to the conversion of the Notes. At no time will a holder be entitled to convert any portion of the Notes if, after such conversion the Holder would beneficially own more than 4.9% of the then issued and outstanding shares of common stock. The Holder may increase or decrease this limitation percentage not in excess of 9.9% upon a 61 day prior written notice to us.

In addition, the Holders are not entitled to convert any portion of the Note if, after such conversion, the issuance of the conversion shares would be in excess of 20% of the then issued and outstanding shares and thus require stockholder approval pursuant to NYSE Amex rules, unless such stockholder approval is obtained or a legal opinion is obtained stating no stockholder approval is required.

Stockholder Approval and Voting Agreement

Notwithstanding the fact that the issuance of the shares of common stock in connection with the Private Placement does not require stockholder approval pursuant to NYSE Amex rules, we agreed to hold a stockholders meeting for the purpose of approving the issuance in full of all conversion shares and stock payment shares within 120 days from the closing date. We expect to have such a stock holder meeting in July 2012. Further, following a Launch Failure, we will use reasonable best efforts, within 45 days of the date of such Launch Failure (or 60 days after the date of Launch Failure if the proxy statement is reviewed by the SEC), to hold a special stockholders meeting for the purpose of amending our certificate of incorporation to increase the authorized number of shares of common stock from 250,000,000 shares k to 350,000,000 shares.

Under the Voting Agreement, shareholders representing beneficial ownership of more than 36% of the issued and outstanding shares as of March 9, 2012 agreed to vote in favor of the proposal to approve the Securities Purchase Agreement.

Security Interests

Our payment obligations under the Convertible Notes are secured by a first priority security interest over substantially all the assets of the Company and our subsidiaries pursuant to the Security Agreement and guaranteed by our subsidiaries pursuant to the Subsidiary Guaranty Agreement.

The Company and its subsidiaries have agreed to grant a continuing security interest in and to all of their assets to secure the prompt and complete payment, observance and performance of the Company’s obligation under the transactional agreements.

Registration Requirements

Pursuant to the Registration Rights Agreement, we are obligated to register the shares of common stock in connection with the Convertible Notes pursuant to certain mandatory registration rights granted to the Holders. Within 30 days of the closing, we are required to file a registration statement on Form S-3 covering the resale of all the shares issuable under the Notes and any additional shares issuable with respect to the Notes as a result of any stock split, stock dividend, recapitalization, exchange, anti-dilution adjustment to the Notes or similar event or otherwise, without regard to any limitation on the issuance of shares under the Notes. We agreed to cause such initial registration statement to be effective within 120 days of closing of the Private Placement.

We will be required to pay liquidated damages of 1% of each Holder’s initial investment (the amount after the original issuance discount) on each of the following dates: (i) 30th day of closing if such initial registration statement is not file (“Filing Failure”), (ii) 30th day of closing if such initial registration statement is not declared effective (“Effectiveness Failure”), (iii) the initial day of a maintenance failure as defined in the Registration Rights Agreement; (iv) on the thirtieth day after the date of a Filing Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Filing Failure is cured; (v) on the thirtieth day after the date of an Effectiveness Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Effectiveness Failure is cured; and (vi) on the thirtieth day after the date of a Maintenance Failure and every thirtieth day thereafter (pro rated for periods totaling less than thirty days) until such Maintenance Failure is cured.

The Offering

 This prospectus relates to the sale of an aggregate of up to 7,586,207 shares of our common stock, $0.00001 par value per share, issuable to the selling security holders identified in this prospectus in connection with the Private Placement, including their transferees, pledgees, donees or successors.

We are registering the offer and sale of these shares to satisfy registration rights we have granted to the investors in the Private Placement. We will not receive any proceeds from the sale of common stock by the selling security holders.

RISK FACTORS

Risks Related to Our Company

The substantial and continuing losses, and significant ongoing operating expenses incurred in the past few years, may require us to change our business plan.

We have incurred net losses of $25,310,735 and $92,483,360 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, we had an accumulated deficit of $180,128,371.

Our losses are the result of our continued investment in engineering, software development and build up of integration skills and intellectual property of our mobile platform and our fraud prevention solutions as well as increase in international market development efforts. In 2011 these investments saw the beginning of a revenue ramp-up whereby the revenue contribution (Revenues minus Cost of Service) in 2011 increased more than 70% in comparison with the previous year. This was partly due to a large customer base with monthly recurring revenues coming on to our platform at the end of the 4th quarter 2011. However, this has not yet resulted in positive cash flow and accordingly, management may consider financing as needed.

During 2011 the company received gross proceeds of $26,808,067 from exercised warrants and employee options. In 2012 up till 5 March the company received another $590,740 of gross proceed from exercised warrants and employee options.

Although the Company has previously been able to raise capital as needed, such capital may not continue to be available at all, or if available, on reasonable terms as required. Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to the Company or existing shareholders. If we are unable to secure additional capital, as circumstances require, or do not succeed in meeting our sales objectives we may be required to change our operations.

We are dependent on a significant customer for our Premium Rate Services business and the loss of this customer could have an adverse effect on our business, results of operations and financial condition.

In 2011 the Company had a customer in the Netherlands, which accounted for Premium Rate Services revenue of $18,670,810 or (58% of the total revenue). For the same period in 2010, this same Dutch customer accounted for $22,439,478 or (60% of the total revenue). If this significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected revenues, it could have an adverse impact on our business, results of operations and financial condition although this impact is smaller than the revenue shows because of the low margin contribution of this particular (landline PRS) business. Loss of this customer may result in adverse effect on our business, results of operation and financial conditions.

Recent economic events and, in particular, the “credit crisis” may have an adverse effect in the markets in which we operate.

Much of our business is consumer driven, and to the extent there is a decline in consumer spending, we could experience a reduction in the demand for our services and a decrease in our revenues, net income and an increase in bad debts arising from non-payment of our trade receivables. Although we have seen a slow-down in our existing revenues, it is too early to predict what effect the current “credit crisis” may have on us and we will need to carefully monitor our operating costs as the effects of the current economic issues become known.

We currently derive a large part of our revenue from the business activity landline outsourced services.

Although our revenue mix is changing and our mobile and security services are improving operating margins, the landline based premium rate services are currently still comprise the largest revenue for the company, although with low margins. If significant changes occur in market conditions pertaining to this type of service it could have an adverse impact on our business, results of operations and financial condition.

We have recently shifted our business strategy, and we may not prove successful in our new focus

In 2006 we began to expand our focus from the market of landline telecommunication services to mobile and security services, including substantial increases of investment in software engineering, systems integration and mobile components. Even though we have built experience in serving these new customers since 2008, we have limited large scale experience in these areas, therefore we may not be able to enter and compete in these markets, or achieve profitability.

We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could adversely affect our business.

Our operations are subject to a broad range of complex and evolving laws and regulations. Because of our coverage in many countries, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our client agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our operating results and financial condition could be adversely affected.

We have identified material weaknesses in our internal control over financial reporting.

We received an adverse opinion on the effectiveness of our internal control over financial reporting as of December 31, 2011. Material weaknesses were identified in the effectiveness of our internal controls as it relates to United States generally accepted accounting principles or GAAP and SEC reporting due to lack of adequate experienced staffing for our GAAP and SEC reporting. These material weaknesses, if not remediated, create an increased risk of misstatement of our financial results, which, if material, may require future restatement of our financial results. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and on the trading price of our common stock.

We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our networks and our software solutions and require additional capital expenditures or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

Disruptions in our networks and infrastructure may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our systems are an integral part of our customers’ business operations. It is critical for our customers, that our systems provide a continued and uninterrupted performance. Customers may be dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our services.

We face the following risks to our networks, infrastructure and software applications:

•	our territory can have significant weather events which physically damage access lines;

•	power surges and outages, computer viruses or hacking, earthquakes, terrorism attacks, vandalism and software or hardware defects which are beyond our control; and

•	unusual spikes in demand or capacity limitations in our or our suppliers’ networks.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to broaden our solutions offerings as well as to increase the volume of voice, data and media traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve margins, improve service quality and enhance our ability to introduce new products and services. We acquired ValidSoft and we may pursue additional acquisitions in the future to further our strategic objectives. Acquisitions of businesses and customer lists involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have significant international operations in Europe and to a lesser extent in the Middle East and the Far East. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities on economically acceptable terms, or market services in international markets. In addition, operating in international markets generally involves additional risks, including unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity. Our ability to operate and grow our international operations successfully could be adversely impacted by these risks.

Because most of our business is conducted outside the United States, fluctuations in foreign currency exchange rates versus the United States Dollar could adversely affect our (reported) results of operations.

Currently all of our net revenue is derived from sales and operations outside the United States whereas the reporting currency for our consolidated financial statements is the United States Dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country, where the Euro is the predominant currency. Considering the fact that most income and expenses are not subject to relevant exchange rate differences, it is only at a reporting level that the translation needs to be made to the reporting unit of USD. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may have a significant, and potentially distorting effect (either negative or positive) on the reported results of operations, not necessarily being the result of operations in real terms. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/EUR, USD/CHF, USD/HKD, USD/CNY, USD/GBP and USD/BHD.

We historically have not engaged in hedging transactions since we primarily operate in same currency countries, currently being the EUR. However, the operations of affiliates and subsidiaries in non-US countries have been funded with investments and other advances denominated in foreign currencies and more recently in USD. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to accumulate other comprehensive loss within the shareholders’ deficit section of our consolidated balance sheets. Although we have not engaged in hedging so far we continue to assess on a regular basis the possible need for hedging.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and are likely to continue to cause significant pricing pressures that could adversely affect our net revenues, results of operations and financial condition.

The market for telecommunications (traffic) services is significantly influenced by the marketing and pricing decisions of the larger long distance, Internet access, broadband, DSL and mobile business participants. Prices in the land-line and mobile communication industries have continued to decline in recent years, and as competition continues to increase, we believe that prices are likely to continue decreasing. Customers frequently change long distance, wireless and broadband providers, and ISPs in response to the offering of lower rates or promotional incentives, increasingly as a result of bundling of various services by competitors. Moreover, competitors’ VOIP and broadband product rollouts have added further customer choice and pricing pressure. As a result, generally, customers can switch carriers and service offerings at any time. Competition in all of our traffic services markets is likely to remain intense or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is becoming similar to the intense competition in the United States. Many of our competitors are the principal or incumbent carriers of a country and are significantly larger than us and have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of service offerings, greater control over network and transmission lines, stronger name recognition and customer loyalty, long-standing relationships with our target customers, and lower debt leverage ratios. As a result, our ability to attract and retain customers in the traffic services may be adversely affected. Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures and bundling strategies intensify, we may not be able to compete successfully in the future, may face quarterly revenue and operating results variability, and may have heightened difficulty in estimating future revenues or results.

Our services related to communications software and information systems, outsourced solutions and value added (communication) services, including our ValidSoft fraud prevention and resolution products are highly competitive and fragmented, and we expect competition to continue to increase. We compete with telecom solution providers, independent software and service providers and the in-house IT and network departments of communications companies as well as firms that provide IT services (including consulting, systems integration and managed services), software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services (such as Internet, land-line and mobile services, cable, satellite and service bureaus) and companies that offer software systems in combination with the sale of network equipment. Also, in this more fragmented market, larger players exist with associated advantages described earlier which we need to compete against.

Our positioning in the marketplace as a smaller provider places a significant strain on our resources, and if not managed effectively, could result in operational inefficiencies and other difficulties.

Our positioning in the marketplace may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. To manage this position effectively, we must continue to implement and improve our operational and financial systems and controls, invest in development & engineering, critical systems and network infrastructure to maintain or improve our service quality levels, purchase and utilize other system and solutions, and train and manage our employee base. As we proceed with our development operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, sales and marketing and administrative resources.

For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-U.S. jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

We must attract and retain skilled personnel. If we are unable to hire and retain technical, technical sales and operational employees, our business could be harmed.

Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We intend to hire additional employees, including software engineers, communication engineers, project managers, sales consultants, employees and operational employees. The competition for qualified technical sales, technical, and managerial personnel in the communications and software industry is intense, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations. Volatility in the stock market and other factors could diminish the company’s use, and the value, of the company’s equity awards as incentives to employees, putting the company at a competitive disadvantage or forcing the company to use more cash compensation.

If we are not able to use and protect our intellectual property domestically and internationally, it could have a material adverse effect on our business.

Our ability to compete depends, in part, on our ability to use intellectual property internationally. We rely on a combination of patents, trade secrets, trademarks and licenses to protect our intellectual property. We are also subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. The telecommunications industry is subject to frequent litigation regarding patent and other intellectual property rights. We rely upon certain technology, including hardware and software, licensed from third parties. The technology licensed by us may not continue to provide competitive features and functionality. Licenses for technology currently used by us or other technology that we may seek to license in the future may not be available to us on commercially reasonable terms or at all.

Our revenue, earnings and profitability are affected by the length of our sales cycle as well length of strategic mobile partnership cycle, and longer cycles could adversely affect our results of operations and financial condition.

Our business is directly affected by the length of our sales cycle and strategic mobile partnership cycles with mobile operators (MNOs). Both our telecommunications traffic services as well as our communications information systems, outsourced solutions and value added (communication) services, including our ValidSoft security solutions are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and procurement procedures within an organization. The purchase of these types of products typically also requires coordination and agreement across many departments within a potential customer’s and MNO’s organization. Delays associated with such timing factors could have a material adverse effect on our results of operations and financial condition. In periods of economic slowdown in the communications industry, which may recur in the current economic climate, our typical sales cycle lengthens, which means that the average time between our initial contact with a prospective customer or MNO and the signing of a sales contract or MNO increases. The lengthening of our sales and strategic mobile partnership cycle could reduce growth in our revenue in the future. In addition, the lengthening of our sales and strategic mobile partnership cycle contributes to an increased cost of sales, thereby reducing our profitability.

Product defects or software errors could adversely affect our business.

Design defects or software errors may cause delays in product introductions and project implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Because our products are generally used by our customers to perform critical business functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our products, and may result in financial or other damages to our customers, for which we may be held responsible. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and the financial condition.

Risks Related to Our Industry

Changes in the regulation of the telecommunications industry could adversely affect our business, revenue or cash flow.

We operate in a heavily regulated industry. As a multinational telecommunications company or provider of services to carriers and operators, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Certain European, foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

If competitive pressures continue or intensify and/or the success of our new products is not adequate in amount or timing to offset the decline in results from our legacy businesses, we may not be able to service our debt or other obligations.

There are substantial risks and uncertainties in our future operating results, particularly as aggressive pricing and bundling strategies by certain incumbent carriers and incumbent local exchange carriers have intensified competitive pressures in the markets where we operate, and/or if we have insufficient financial resources to market our services. The aggregate anticipated margin contribution from our new mobile and security solutions may not be adequate in amount or timing to offset the declines in margin from our traditional land-line telecommunications services.

We experience intense domestic and international competition in our telecommunications traffic and fraud prevention business which may adversely affect our results of operations and financial condition

Both the land-line and mobile traffic business are intensely competitive with relatively limited barriers to entry in the more deregulated countries in which we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, Mobile Network Operators, cable television companies, who would offer voice, broadband, Internet access and television, and electric power utilities who would offer voice and broadband Internet access. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected, since the traffic business still constitutes a sizeable portion of our total business.

Deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our telecommunications traffic business.

In our telecommunication traffic business, we primarily connect our customers’ telephone calls and data/Internet needs through access agreements with facilities-based Mobile Network Operators and land-line carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. If we experience difficulties with our third-party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

The market for communications information systems as well as security and fraud prevention services is highly competitive and fragmented, and we expect competition to continue to increase.

We compete with independent software and service providers and with the in-house IT and network departments of communications companies. Our main competitors include firms that provide IT services (including consulting, systems integration and managed services), software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services (such as Internet, wireline and wireless services, cable, satellite and service bureaus) and network equipment providers that offer software systems in combination with the sale of network equipment. We also compete with companies that provide digital commerce software and solutions.

We believe that our ability to compete depends on a number of factors, including:

• the development by others of software products that are competitive with our products and services,

• the price at which others offer competitive software and services,

• the ability to make use of the networks of mobile network operators,

• the technological changes of telecommunication operators affecting our ability to run services over their networks,

• the ability of competitors to deliver projects at a level of quality that rivals our own,

• the responsiveness of our competitors to customer needs, and

• the ability of our competitors to hire, retain and motivate key personnel.

A number of our competitors have long operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties.

The telecommunications industry is rapidly changing, and if we are not able to adjust our strategy and resources effectively in the future to meet changing market conditions, we may not be able to compete effectively.

The telecommunications industry is changing rapidly due to deregulation, privatization, consolidation, technological improvements, availability of alternative services such as mobile, broadband, DSL, Internet, VOIP, and wireless DSL through use of the fixed wireless spectrum, and the globalization of the world’s economies. In addition, alternative services to traditional land-line services, such as mobile, broadband, Internet and VOIP services, are a substantial competitive threat to our legacy land-line traffic business. If we do not continue to invest and exploit our contemplated plan of development of our communications information systems, outsourced solutions and value added (communication) services to meet changing market conditions, or if we do not have adequate resources, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to anticipate, assess and adapt to rapid technological changes, and offer, on a timely and cost-effective basis, services including the bundling of multiple services that meet evolving industry standards. If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms, our financial results may be materially and adversely affected.

If we are not able to operate a cost-effective network, we may not be able to grow our business successfully.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network and to provide local, broadband Internet and mobile services.

Risks Related to Our Capital Stock

We could issue additional common stock, which might dilute the book value of our capital stock.

Our board of directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares of common stock. Any such stock issuance could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. In addition, in order to raise future capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances, if any, would dilute your percentage ownership interest in the company, thereby having the effect of reducing your influence on matters on which shareholders vote. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock. As a result, any such issuances or exercises would dilute your interest in the company and the per share book value of the common stock that you owned, either of which could negatively affect the trading price of our common stock and the value of your investment.

Our board of directors has the power to designate a series of preferred stock without shareholder approval that could contain conversion or voting rights that adversely affect our common shareholders.

Our Articles of Incorporation authorize the issuance of capital stock including 50,000,000 undesignated preferred shares, and empowers our board of directors to prescribe by resolution and without shareholder approval a class or series of such preferred shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series thereof. The creation and issuance of any such preferred shares could dilute your voting and ownership interest in the company, the value of your investment, the trading price of our stock and any cash (or other form of consideration) that you would otherwise receive upon the liquidation of the company.

If we issue additional shares of common stock in connection with subsequent financings, this could have a dilutive effect on your voting rights.

We are authorized to issue 300,000,000 shares of capital stock, including 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, of which 113,807,071 were issued and outstanding as of March 9, 2012.

Furthermore, should we decide to finance the company through the issuance of additional common stock, convertible debt or preferred stock, this may have a dilutive effect on your voting rights, the value of your investment and the trading price of the common stock. If we issue more than 20% of our outstanding common stock in any equity-based financing, we are required to call a special meeting of our shareholders to authorize the issuance of such additional shares before undertaking the issuance. As a result, we cannot assure you that our shareholders would authorize such issuance and the company could be required to seek necessary capital in an alternative manner, which may not be available on commercially reasonable terms, if at all. If the company is unable to adequately fund itself, through its operations or equity/debt financing, this would have a material adverse affect on the company as a going concern.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price.

Our stock experiences periods when it could be considered “thinly traded”. Financing transactions resulting in a large number of newly issued shares that become readily tradable, or other events that cause current shareholders to sell shares, could place further downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a shareholder who desires to sell a large number of shares to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Exercising of outstanding warrants and options by our security holders will dilute your interest in the Company and may adversely affect the market price of our common stock

The Company has issued warrants to purchase shares of the Company’s common stock in connection with private placement financings. As of December 31, 2011, there are warrants to purchase 50,865,247 shares of our common stock outstanding. A significant portion of shares underlying the outstanding warrants are free-trading shares pursuant to certain registration statement and post-effective amendment to such registration statement filed with the SEC. In addition, as of December 31, 2011 there are options to purchase 7,868,989 shares of common stock to our management, employees, directors and consultants outstanding. If and when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. The exercise of such warrants or options will significantly dilute your interest in the Company and could have a material adverse effect on the trading price of our common stock and the value of your investment.

Shares eligible for future sale under Rule 144 may adversely affect the market price of our common stock.

From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, which we refer to in this prospectus as the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six month holding period: (i) affiliated shareholders (or shareholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated shareholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Because our executive officers, directors, their affiliates and certain principal shareholders own a large percentage of our voting stock, other shareholders’ voting power may be limited.

As of December 31, 2011 Steven van der Velden, Martin Zuurbier, Johan Dejager, Phil Hickman, Rijkman Groenink, Jacques Kerrest, Pat Carroll, Mark Nije and Alex Vermeulen, our directors and executive officers, their affiliates and certain principal shareholders , beneficially owned or controlled approximately 37% of our outstanding common stock. In particular, as of December 31, 2011, Rising Water Capital AG, an entity affiliated with the certain of the aforementioned individuals, beneficially owned 23% of our common stock and QAT II Investments SA, another entity affiliated with certain of our officers and directors, beneficially owned 5.3% of our outstanding stock and hold 20,893,081 warrants that at various conditions can be converted into common stock. QAT Investments SA, another entity affiliated with certain of our officers and directors, is the owner of 51.3% of Rising Water Capital. If those shareholders act together, they will have the ability to have a substantial influence on matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other shareholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such shareholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These shareholders may make decisions that are adverse to your interests.

The value of our common stock may decline significantly if we do not maintain our listing on the NYSE Amex Equities stock exchange.

We are subject to the listing requirements of NYSE Amex. NYSE Amex rules contain requirements with respect to corporate governance, communications with stockholders, the trading price of shares of our common stock, and various other matters. We believe we are in compliance with NYSE Amex listing requirements, but there can be no assurance that we will continue to meet those listing requirements in the future. If we fail to comply with listing requirements, NYSE Amex could de-list our stock. If our stock was de-listed from NYSE Amex, our shares would likely trade in the Over-The-Counter Bulletin Board, but the ability of our stockholders to sell our stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of the Company may be reduced. Further, because of the additional regulatory burdens imposed upon broker-dealers with respect to de-listed companies, delisting could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares. These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our stock.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with our common stock and do not intend to pay any dividends to common shareholders for the foreseeable future.

Risks Related to the Private Placement

The issuance of shares of common stock in connection with the Private Placement may have an adverse effect on the market price of our common stock.

Should the principal amount of the Convertible Notes issued in the Private Placement be converted in full at the Fixed Conversion Price according to the terms of the Convertible Notes, there will be aggregate of up to 3,371,648 shares of common stock eligible for trading in the public market. In addition, we may choose to pay the monthly installment in stock, which will result in issuance of additional shares which will also be sold in the public markets. Such increase in our outstanding share, and any sales of such shares, could have a material adverse effect on the market for our common stock and the market price of our common stock.

Our inability to make full payment either in cash or stock could result in defaults under the Convertible Notes, which shall result in late charges and other penalties, and in certain instances, foreclosures on our subsidiaries’ assets.

If we fail to make full payment either in cash or stock, we will be subject to late charges and other penalties. Substantially all the assets of our subsidiaries are pledged as security and our subsidiaries guaranteed the full and punctual payment due under the Convertible Notes in connection with the Private Placement.   We cannot assure you that our business will generate sufficient cash flow from operations to repay this obligation or that we will be able to make the stock payment as required under the terms of the Convertible Notes. Failure to obtain extensions of the maturity dates of, or to refinance, this obligation or to obtain additional equity financing to meet this debt obligation would result in an event of default with respect to such obligation and could result in the foreclosure on the substantially all our subsidiaries’ assets. The foreclosure on such collateral would have a material adverse effect on our business and operations.

In the event of a default under the Convertible Notes, the Holders are entitled to convert the Convertible Notes at a lower price than the Fixed Conversion Price which may have an adverse impact on the market price of our common stock and your investment may be diluted significantly.

According to the terms of the Convertible Notes, the following events, among other things, may be deemed as or result in an event of default:

•	Suspension of trading for a period of 5 days or for more than an aggregate of 10 days in any 365-day period;
•	Failure to deliver the required number of shares of common stock within 3 days after an applicable conversion date;
•	Failure to pay any amount of principal, interest, and/or late charges when and as due under the Convertible Notes, including failure to pay any redemption payments;
•	The Company or any of its subsidiaries which is a party to the Security Agreement and Subsidiary Guaranty Agreement defaults on any indebtedness as defined in the SPA;
•	Failure to hold a special shareholders meeting to approve the issuance in full of all conversion shares and stock payment shares in according to the NYSE Amex rules within the required period;

If an event of default occurs, the Holder may declare all of the then outstanding principal of the affected Note and all other Notes held by the Holder, including any interest and unpaid late charges, to be due and payable immediately with certain exceptions. In the event of such acceleration, the amount due and owing to the Holder shall be 110% of the outstanding principal held by the Holder. In addition, such acceleration triggers default under the Security Agreement, as a result of which, the Holder may foreclose on our subsidiaries’ assets.

In the event of failure to secure certain contract with one of the largest international financial institutions, we have the right to redeem a portion or the entire outstanding amount of the Convertible Note at a redemption price equal to 100% thereof. If we choose to do so, we may have to obtain financing on unfavorable terms.

In the event that we (in partnership with Adeptra), within 60 days from the closing date of the Private Placement, fail to enter into a contract with one of the ten largest international financial institutions to provide SIM swapping fraud detection and prevention services to such financial institution in which we will receive certain requisite amount of net compensation (the “Launch Failure”), we have the right to redeem a portion or the entire outstanding amount of the Convertible Note at a redemption price equal to 100% thereof while the Holder may convert all or any portion of the Convertible Note. If we choose to redeem, we may have to obtain financing which we may not be able to obtain on terms favorable to us.

There are restrictions on our ability to raise money in certain variable rate transactions.

Except for the sole purpose of repaying the Convertible Notes after a Launch Failure, we are prohibited from entering into a variable rate transaction. This may limit our choice of financing and increase our cost of financing.

Substantially all our assets are pledged as security interest in the Private Placement. We are not permitted to pledge any security interest on our assets and are subject to other negative covenants under the SPA. As a result, we may have difficulty to obtain additional debt financing.

Our payment obligations under the Convertible Notes are secured by substantially all the assets of the Company and our subsidiaries pursuant to the Security Agreement and guaranteed by our subsidiaries pursuant to the Subsidiary Guaranty Agreement. In addition, under the SPA, we agreed (i) not to create any pledge, mortgage or other grant of security interest on any of its assets without the Holders’ prior written consent: (ii) not to create or assume any indebtedness that is senior to the Notes without the Holders’ prior written consent; (iii) not to guarantee any indebtedness of any of our subsidiaries or any other person with certain exceptions; mortgage or other grant of security interest on any of our assets without the Holders’ prior written consent. As such, we may have difficulty to refinance existing debt or secure new debt and our future cost of borrowing may increase.

We are prohibited from distribution dividend on our common stock during the term of the SPA.

According to the term of the SPA, we are not permitted to declare or make any restricted payments, which include, among other things, dividend or distribution on any class of its capital stock.

We may not be able to maintain this registration statement of which this prospectus forms a part to be effective, which could impact the liquidity of our common stock.

Under the terms of the Registration Rights Agreement, we are obligated to include the shares of common stock underlying the Convertible Notes in an effective registration statement. The registration statement of which this prospectus forms a part is intended to satisfy these obligations.  We intend to use our best efforts to maintain the registration statement to be effective, but may not be able to do so. We cannot assure you that no stop order will be issued, or if such a stop order is issued, we will be able to amend the registration statement to defeat the stop order.  If the registration statement is not effective, investors’ ability to sell the shares of common stock underlying the Convertible Notes will be limited, which would have a material adverse effect on the liquidity of our common stock.

The accounting treatment for our convertible securities is complex and subject to judgments concerning the valuation of embedded derivative rights within the applicable securities.  Fluctuations in the valuation of these rights could cause us to take charges to our earnings and make our financial results unpredictable.

Our Convertible Notes issued on March 30, 2012 contain embedded derivative rights in accordance with GAAP.  These derivative rights, or similar rights in convertible securities we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP.  Changes in the valuations of these rights, the valuation methodology or the assumptions on which the valuations are based could cause us to take charges to our earnings, which would adversely impact our results of operations.  Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate.  There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could require us to restate previous financial statements, which in turn could adversely impact our results of operations, our reputation and our public stock price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling security holders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling security holders.

SELLING SECURITY HOLDERS

In connection with the Private Placement, we agreed to register the resale of the shares of our common stock issuable or previously issued in connection with the Private Placement. For additional information regarding the issuance of the Notes and the shares of common stock to the selling shareholders, see "Recent Developments – March 2012 Private Placement" above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and Notes issuable and issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares issuable upon conversion of the Convertible Notes, as of March 30, 2012, assuming conversion of the Convertible Notes in full by each such selling stockholder on that date at the Fixed Conversion Price without taking account of any limitations on conversion set forth therein.

The third column lists the maximum number of shares of common stock being offered by this prospectus by the selling stockholders. According to the terms of the Convertible Notes, an aggregate number of common stock equal to 225% of the entire principal amount of the Notes at the Fixed Conversion Price(the “Reserved Shares”), which is 7,586,207 shares of common stock, is required to be reserved out of our authorized and unissued common stock. This prospectus covers the resale of such shares.

The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to the prospectus.

Under the terms of the Notes, at no time will a holder be entitled to convert any portion of the Notes if, after such conversion the Holder would beneficially own more than 4.9% of the then issued and outstanding shares of common stock, notwithstanding that, the Holder may increase or decrease this limitation percentage not in excess of 9.9% upon a 61 day prior written notice to us. The number of shares in the second column reflects this limitation.

Name Selling Security Holder	Number of Shares of Common Stock Beneficially Owned prior to Offering (1)		Maximum Number of Shares of Common Stock to Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned after Offering (1)
	Number	Percentage		Number	Percentage
Hudson Bay Master Fund, Ltd. (2) (3)	1,123,882	*	2,528,735	0	*
Iroquois Master Fund Ltd. (2) (4)	1,123,882	*	2,528,735	0	*
JGB Capital LP(2) (5)	280,521	*	631,172	0	*
JGB Capital Offshore Ltd. (2) (5)	438,763	*	987,219	0	*
JGB Partners(2) (5)	404,598	*	910,346	0	*

*  Less than 1%

(1).	Applicable percentages are based on 113,831,071 shares of common stock outstanding as of March 30, 2012;
(2).	The selling security holder does not beneficially own any of the Company’s securities prior to consummation of the Private Placement.
(3).	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
(4).	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.
(5).	JGB Capital Management LP is the investment manager of each of these three selling security holders and has voting and investment control over these securities. JGB Management Inc. is the general partner of JGB Capital Management LP. Brett Cohen is the principal of JGB Management Inc. Notwithstanding the foregoing, Brett Cohen disclaims beneficial ownership over these securities.

The selling security holders may sell all, some or none of their shares in this offering. See "Plan of Distribution." As a result, we cannot estimate the number of shares of our common stock that a selling security holder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders. In addition, a selling security holder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of our common stock since the date on which they provided information for this table. We have not made independent inquiries about this. We are relying on written commitments from the selling security holders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus.” This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is not material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable under the Notes to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[     ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2011, and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2011 incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. In addition, the documents we are incorporating by reference as of the date hereof are as follows:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 30, 2012 (the “Form 10-K”), Amendment No. 1 to the Form 10-K filed on April 30, 2012 and Amendment No. 2 to the Form 10-K filed on May 4, 2012;

2. The description of our common stock contained in our registration statement on Form 8-A filed on November 30, 2011, and as it may be further amended from time to time; and

3. All documents that we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

7,586,207 Shares

of Common Stock

PROSPECTUS

            , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with this offering are as follows:

SEC registration fee	$$1,930.02
Legal fees and expenses	$25,000
Printing fees	$$2,000
Accounting fees and expenses	$$8,000
Miscellaneous	$$1,000

Total	$37,930.02

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ITEM 16. EXHIBITS.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation, incorporated by reference to exhibit to our Definitive Proxy Statement on Schedule 14A on December 28, 2007.

3.2	Amended and Restated By-Laws incorporated by reference exhibit to our Current Report on Form 8-K on January 22, 2008.

3.3	Amended and Restated Articles of Incorporation, filed with the State of California on June 10, 2008. incorporated by reference to exhibit to our Current Report on Form 8-K on June 12, 2008

3.4	Agreement and Plan of Merger between Elephant Talk Communication Corp, a Delaware corporation and Elephant Talk Communications, Inc., a California corporation, Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed on July 26, 2011.

3.5	Certificate of Merger incorporated by reference to exhibit to our Current Report on Form 8-K on October 4, 2011

3.6	Certificate of Incorporation of Elephant Talk Communication Corp., a Delaware corporation, incorporated by reference to Appendix B to the Company's Definitive Proxy Statement filed on July 26, 2011.

3.7	Bylaws of Elephant Talk Communication Corp., a Delaware corporation, incorporated by reference to Appendix C to the Company's Definitive Proxy Statement filed on July 26, 2011.

5.1	Opinion of Ellenoff Grossman & Schole LLP***

10.1	Securities Purchase Agreement by and among the Company and certain purchasers dated March 29, 2012; **

10.2	Form of Secured Convertible Note issued to certain purchasers dated March 29, 2012**

10.3	Security Agreement by and among the Company and its subsidiaries and certain purchasers dated March 29, 2012**

10.4	Form of Escrow Agreement by and among the Company, certain purchasers and Wells Fargo Bank, National Association dated March 29, 2012; **

10.5	Subsidiary Guaranty by and among the company and its subsidiaries and certain purchasers dated March 29, 2012**

10.6	Registration Rights Agreement by and among the Company and certain purchasers dated March 29, 2012;

23.1	Consent of independent registered public accounting firm*

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

* filed herein

** incorporated by reference to Exhibits 10.28 to 10.33 to our annual report on Form 10-K filed on March 30, 2012.

*** previously filed

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, or the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 4, 2012.

ELEPHANT TALK COMMUNICATIONS CORP.

By:	/s/ Steven van der Velden
Name:	Steven van der Velden
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Elephant Talk Communications Corp., hereby severally constitute and appoint Steven van der Velden and Mark Nije and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Steven van der Velden	Chairman of the Board and Director	May 4, 2012
Steven van der Velden	(Principal Executive Officer)

/s/ Mark Nije	Chief Financial Officer	May 4, 2012
Mark Nije	(Principal Financial Officer)

/s/ Johan Dejager	Director	May 4, 2012
Johan Dejager

/s/ Rijkman Groenink	Director	May 4, 2012
Rijkman Groenink

/s/ Phil Hickman	Director	May 4, 2012
Phil Hickman

/s/ Jacques Kerrest	Director	May 4, 2012
Jacques Kerrest

/s/ Charles Levine	Director	May 4, 2012
Charles Levine

/s/ Martin Zuurbier	Operations, Chief Technical Officer, Director.	May 4, 2012
Martin Zuurbier

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